[letterhead of Weizenecker, Rose, Mottern & Fisher, P.C.]


                            February 28, 2002

Corporate Vision, Inc.
3540 E. 31st Street, Suite 1
Tulsa, Oklahoma 74135

Ladies and Gentlemen:

      You have requested my opinion as counsel for Corporate Vision, Inc., an Oklahoma corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, and the Rules and Regulations promulgated thereunder, and the issuance by the Company of up to 2,083,333 shares of Common Stock, to Richard D. Tuorto, Sr., Gregory
J. Gibson and Robert J. Mottern for services rendered.

     I have examined the Company's Registration Statement on Form S-8 in the form to be filed with the Securities and Exchange Commission on or about February 28, 2002 (the "Registration Statement"). I further have examined the Certificate of Incorporation, as amended, of the Company as filed with the Secretary of State of the State of Oklahoma, the By-laws, and the minute books of the Company as a basis for the opinion hereafter expressed.

     Based on the foregoing examination, I am of the opinion that, upon issuance in the manner described in the Registration Statement, the shares of Common Stock covered by the Registration Statement will be legally issued, fully paid and nonassessable shares of the capital stock of the Company.

     I consent to the filing of this opinion as an exhibit to the Registration Statement.

                           Very truly yours,

                           /s/Robert J. Mottern

                           WEIZENECKER, ROSE, MOTTERN & FISHER, P.C.